Exhibit 99.1

Eureka County, Diamond Natural Resources Protection & Conservation Association and General Moly Settle Protest Issues During Water Rights Hearing.

LAKEWOOD, COLORADO, September 13, 2018 — General Moly, Inc. (the “Company” or “General Moly”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, reports that yesterday, Eureka County, the Diamond Natural Resources Protection & Conservation Association (“DNR”) and the Company resolved protests issues during the hearing on the Company’s applications for water rights before the Nevada State Engineer in Carson City, Nevada.  Eureka County and DNR had filed protests challenging the Company’s applications for water permits for the construction and operation of the Mt. Hope molybdenum project near the town of Eureka, Nevada.  The other group of protestors representing a Kobeh Valley ranching family and cattle company refused to participate in the settlement described below.  The hearing which commenced on Tuesday, September 11, 2018 now continues through September 21, 2018, solely against protests asserted by the Kobeh Valley ranching family and cattle company.

The Company looks forward to completion of its presentation in support of its applications at the September hearing, and anticipates a decision from the Nevada State Engineer in early 2019.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American (NYSE American), recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com